Exhibit 99.1

                                                       Citizens Communications
                                                       3 High Ridge Park
                                                       Stamford, CT 06905
                                                       203.614.5600
                                                       Web site: www.czn.net

FOR IMMEDIATE RELEASE


Contact:
Brigid Smith
203-614-5042
bsmith@czn.com


     Citizens Communications Appoints Peter C.B. Bynoe to Board of Directors

STAMFORD, Conn. July 30, 2007 - Citizens Communications Company (NYSE:CZN) announced today that Peter C.B. Bynoe has been appointed to its Board of Directors effective October 1, 2007. Mr. Bynoe is a senior partner in the Chicago office of the international law firm DLA Piper and serves on its Executive Committee. He joined DLA Piper in 1995.

In 2005, Mr. Bynoe was named by Fortune magazine to the Fortune Diversity 2005 list of the most influential African-Americans, Latinos, and Asian-Americans in business, sports, politics, academia and the arts. He was designated an Illinois "Super Lawyer" in 2005 and 2006, the result of research projects conducted jointly by Law & Politics and Chicago magazines.

"I am delighted to welcome Peter to the Citizens Board of Directors," stated Maggie Wilderotter, Chairman and CEO. "He brings a unique background to our company. Peter is strategic and has both public company board and business experience. As Citizens continues to take its services and products to the next level, I know we will benefit from his broad knowledge and commitment to excellence."

Mr. Bynoe received his Bachelor of Arts Degree, cum laude, from Harvard College. He earned his Masters in Business Administration with a finance and marketing emphasis at Harvard Business School. He received his Juris Doctor with a focus on corporate planning and regulation from Harvard Law School. Mr. Bynoe is admitted to the practice of law before the Illinois State Bar.

Prior to joining DLA Piper, Mr. Bynoe managed Telemat Ltd., a business consulting firm that he founded in 1982. From March 1988 to June 1992, he served as the Executive Director of the Illinois Sports Facilities Authority, a joint venture of the City of Chicago and State of Illinois created to develop a new Comiskey Park for the Chicago White Sox. Mr. Bynoe was responsible for all aspects of planning and executing the development of this $250 million project. The facility was completed on time and several million dollars under budget.

Additionally, Mr. Bynoe was Managing General Partner of the National Basketball Association's Denver Nuggets. He planned, organized, and executed the $65 million acquisition of the Nuggets in November 1989. After overseeing the complete reorganization of the team, on and off the court, Mr. Bynoe sold his interest in the franchise in August 1992.

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Mr. Bynoe also served as a consultant to the Atlanta  Fulton  County  Recreation
Authority and the Atlanta Committee to Organize the Olympic Games in preparation for the 1996 Summer Olympic Games. He was involved in defining the conceptual framework for the 85,000 seat Olympic Stadium that was converted to a 45,000 seat baseball stadium for the Atlanta Braves; developing a $210 million budget for the stadium's construction; and negotiating a lease agreement that induced the Braves to occupy the renovated facility.

Mr. Bynoe heads DLA Piper's Sports Facilities Practice Group and has negotiated new stadium/arena deals for the Cincinnati Reds and Bengals, the Miami Heat, the Washington Redskins, the Milwaukee Brewers, and the Columbus Blue Jackets. His law practice is focused upon the development and financing of major infrastructure projects nationwide. He represents institutional clients such as The Boeing Company, Sara Lee Corporation and CNA Insurance.

Mr. Bynoe is currently a Director of Rewards Network, Inc. and the Covanta Energy Corporation. His civic service includes more than 20 years of public service, chairing the Chicago Commission Landmarks, the Chicago Plan Commission, and the Illinois Sports Facilities Authority. Mr. Bynoe is a Life Trustee of the Goodman Theatre, a Trustee of the Rush University Medical Center, and a Director of The CORE Center for the Prevention, Care and Research of Infectious Diseases. Mr. Bynoe was a member of the Harvard University Board of Overseers from October 1992 to June 2001.

About Citizens Communications Company

Citizens Communications Company (NYSE: CZN) is a full-service communications provider and one of the largest local exchange telephone companies in the country. Under the Frontier brand name, the company offers telephone, television and Internet services, as well as bundled offerings, ESPN360 streaming video, residential security solutions and specialized bundles for small businesses and home offices. Additional information about Frontier's products and services is available at www.frontier.myway.com and www.frontieronline.com. Information about Citizens Communications may be found at www.czn.com.

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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